Exhibit (a)(1)(k)

Great Wolf And Apollo Agree On Increased Offer Price Of $6.75 Per Share

NEW YORK, April 6, 2012 - K-9 Acquisition, Inc., an affiliate of Apollo Global Management (NYSE: APO), and Great Wolf Resorts, Inc. (NASDAQ: WOLF) announced today that they have entered into an amendment to their previously announced merger agreement. As a result of the amended agreement, Apollo has agreed to increase its offer to acquire Great Wolf from $5.00 per share in cash to $6.75 per share in cash.

The increased offer price represents a premium of 133% to the six-month average of Great Wolf’s share price prior to the announcement of the original offer (March 12, 2012), a premium of 103% over the ninety-day average of Great Wolf’s share price prior to the announcement of the original offer and a premium of 61% over Great Wolf’s closing stock price on the day prior to the announcement of the original offer.

The increased offer was unanimously approved by the Great Wolf board of directors. The board has determined to recommend that Great Wolf stockholders tender their shares into Apollo’s revised tender offer, which will expire at 12:00 midnight on Friday, April 20, 2012. Great Wolf’s board believes that Apollo’s increased offer is in the best interest of all shareholders, maximizes value for all shareholders and provides for a substantial and immediate cash premium. A complete description of the terms of the merger agreement amendment and reasons for the board’s recommendation will be provided in an amended solicitation/recommendation statement on Schedule 14D-9, which Great Wolf will file with the Securities and Exchange Commission with respect to the increased offer.

In connection with the increased offer, Great Wolf has agreed to increase the termination fee and expense reimbursement payable to Apollo in certain circumstances, in proportion to the increase in the offer price, from a total of up to $7 million to a total of up to $9 million.

Additionally, the Great Wolf board has terminated its consideration and evaluation of the April 4, 2012 unsolicited proposal from KSL Capital Partners to acquire Great Wolf for $6.25 per share in cash.

Great Wolf stockholders who have already tendered their shares will receive the benefit of the $6.75 per share price and need not take any action in order to do so.

Stockholders that wish to tender their shares should contact their broker or MacKenzie Partners, Inc. at (212) 929-5500 (collect) or (800) 322-2885 (toll free). Any persons with questions regarding the Offer should contact MacKenzie Partners at the above numbers or the dealer manager, UBS Investment Bank, at (212) 821-6071 (collect) or (855) 565-0223 (toll free). Copies of the offering document may also be obtained from MacKenzie Partners, Inc.

The depositary for the tender offer has informed Apollo that, as of 5:00 p.m. on Thursday, April 5, 2012, 1,500,791 shares have been validly tendered and not validly withdrawn.

About Apollo Global Management

Apollo (NYSE: APO) is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of more than $75 billion as of December 31, 2011, in private equity, credit-oriented capital markets and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit http://www.agm.com.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® brand. Great Wolf Resorts is a fully integrated resort company with Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Grapevine, Texas; Grand Mound, Wash.; and Concord, N.C. Great Wolf’s consolidated subsidiary, Creative Kingdoms, LLC, is a developer and operator of technology-based, interactive quest adventure experiences such as MagiQuest®. Additional information may be found on Great Wolf’s website at http://www.greatwolf.com.

Additional Information and Where to Find It

The description contained herein is not an offer to buy or the solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO filed by affiliates of Apollo Global Management, LLC with the Securities and Exchange Commission (“SEC”) on March 13, 2012. The Company filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the SEC on March 13, 2012. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement, in each case, and together with any amendments or supplement thereto, contain important information that should be read carefully before making any decision to tender securities in the tender offer.

Investors and stockholders may obtain free copies of the solicitation/recommendation statement and other documents filed by the parties at the SEC’s Web site at www.sec.gov or at the Company’s Web site at corp.greatwolfresorts.com. The solicitation/recommendation statement and such other documents may also be obtained, when available, for free from the Company by directing such request to Investor Relations, 525 Junction Road, Ste. 6000 South Tower, Madison, WI 53717, telephone: (608) 662-4700.

Forward-Looking Statements

Statements herein regarding the proposed transaction among Apollo and Great Wolf, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about future expectations and the intent of any parties about future actions constitute “forward-looking statements” as defined in the federal securities laws. Forward-looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions. Such statements are based upon current beliefs, expectations and assumptions and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Apollo and Great Wolf believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Apollo and Great Wolf or persons acting on Apollo’s or Great Wolf’s behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and Apollo and Great Wolf undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

Additional factors that may affect future results are contained in Great Wolf’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011, which are available at the SEC’s Web site http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof is hereby disclaimed unless required by law.

For More Information

Great Wolf Resorts, Inc.

Investors:

ICR, Inc. for Great Wolf Resorts, Inc.

Brad Cohen, 203-682-8211

Brad.Cohen@icrinc.com

Media:

Sard Verbinnen & Co

George Sard, David Reno or Carrie Bloom, 212-687-8080

Apollo Global Management, LLC

Investors:

Gary M. Stein, 212-822-0467

Head of Corporate Communications

gstein@apollolp.com

or

Patrick Parmentier, CPA, 212-822-0472

Investor Relations Manager

pparmentier@apollolp.com

Media:

Rubenstein Associates, Inc. for Apollo Global Management, LLC

Charles Zehren, 212-843-8590

czehren@rubenstein.com